UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

March 23, 2016

CELATOR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54852	20-2680869
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 PrincetonSouth Corporate Center Suite 180 Ewing, NJ	08628
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 243-0123

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 23, 2016, Celator Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated, as the representative of the several underwriters, related to an underwritten offering of 4,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The public offering price for the Common Stock is $9.50 per share. The Company expects to receive net proceeds of approximately $35.25 million from the sale of the Common Stock, after deducting the underwriting discounts and commissions and estimated offering expenses payable by it. In addition, under the terms of the Underwriting Agreement, the Company has granted the underwriters an option to purchase up to an additional 600,000 shares of Common Stock to cover over-allotments.

The Common Stock will be issued pursuant to a registration statement on Form S-3 that the Company filed with the Securities and Exchange Commission, which became effective on February 12, 2014 (File No. 333-193720), and a registration statement on Form S-3 that the Company filed, and which became effective, on March 23, 2016 under Rule 462(b) under the Securities Act of 1933, as amended. The Company expects that the closing of the sale of the Common Stock will take place on March 29, 2016, subject to the satisfaction of customary closing conditions. A copy of the Underwriting Agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

A copy of the legal opinion and consent of Duane Morris LLP relating to the validity of the Common Stock to be issued in the offering is attached as Exhibit 5.1 hereto.

Item 8.01.	Other Events.

The Company issued a press release March 23, 2016. The full text of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

1.1	Underwriting Agreement, dated as of March 23, 2015, between the Company and Stifel, Nicolaus & Company, Incorporated, as the Representative of the several underwriters

5.1	Opinion of Duane Morris LLP

23.1	Consent of Duane Morris LLP (included in Exhibit 5.1)

99.1	Press Release dated March 23, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Fred M. Powell
Fred M. Powell,
Vice President and Chief Financial Officer

Date: March 23, 2016

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